Exhibit 99.10

                       NEWS   [LOGO]      PINNACLE WEST
                                       CAPITAL CORPORATION

FOR IMMEDIATE RELEASE                                                MAY 2, 2003
Media Contact:     Alan Bunnell, (602) 250-3376                      PAGE 1 OF 2
Analyst Contacts:  Rebecca Hickman, (602) 250-5668
                   Lisa Malagon, (602) 250-5671
Website:           www.pinnaclewest.com

                PINNACLE WEST REPORTS 2003 FIRST QUARTER EARNINGS
                               ON TARGET WITH PLAN

PHOENIX - Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the quarter ended March 31, 2003, of $25.3 million, or $0.28 per diluted share of common stock. This result compares with $53.8 million, or $0.63 per share, for the comparable quarter a year ago.

"Quarterly results were on target with our plan, and our outlook for the year remains unchanged. However, we continue to monitor the uncertainties in the western wholesale power markets and their potential impact on our results," said
Chairman Bill Post, adding that the Company's operations and market base remain strong.

"The growth of our retail service territory is indicative of a strong core business that will drive future financial performance. And, even in today's battered wholesale market, our power marketing group continues to produce positive results."

The quarter-to-quarter comparison was lower primarily due to decreased contributions from power marketing, which contributed very strong results in the 2002 first quarter; and an increase in fixed costs related to placing three new electricity-generating units into service in 2002.

Other factors affecting results were higher operations and maintenance and replacement power costs related to scheduled power plant overhauls; the effects of milder weather; higher costs for pension and other post-retirement benefits;
and a retail electricity price decrease. These negative factors were partially offset by competitive retail sales by APS Energy Services, the Company's competitive affiliate; and strong Arizona retail customer growth of 3.3 percent, about three times the national average.

Despite the impact of milder weather, retail electricity sales in the first quarter were relatively flat at 5 billion kilowatt-hours (kWh) compared with the same period last year. First quarter wholesale power sales were 7.6 billion kWh, up 73 percent from the 4.4 billion kWh sold in the comparable 2002 period.

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PINNACLE WEST FIRST QUARTER EARNINGS                                 MAY 2, 2003
                                                                     PAGE 2 OF 2

The 1.5 percent retail price decrease, totaling about $28 million annually, became effective July 1, 2002. Arizona Public Service (APS) plans to decrease its retail prices another 1.5 percent this July, completing a 10-year commitment of reducing prices a total of 16 percent for residential and small commercial customers since 1994.

Consistent with its accelerated asset sales program, SunCor Development Co., Pinnacle West's real estate subsidiary, reported net income of $6.4 million, compared with net income of $2.0 million for the prior year period. The difference was primarily the result of SunCor's sale of its water utility company. This sale resulted in a $5 million after-tax gain, which was recorded as discontinued operations in accordance with the accounting standard that classifies certain real estate activities as discontinued operations.

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For more information on Pinnacle West's operating statistics and earnings, please visit
http://www.pinnaclewest.com/main/pnw/investors/financials/quarterly/default.html.

CONFERENCE CALL

Pinnacle West invites interested parties to listen to the live webcast of management's conference call to discuss the Company's 2003 first quarter earnings and recent developments at 12 noon (ET) today, May 2. The webcast can be accessed at www.pinnaclewest.com/presentations and will be available for replay through May 31, 2003. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 9833252. A replay of the call also will be available until 12 midnight (ET), Friday, May 9, 2003, by calling
(800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering reservation number 9833252.

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $9 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

                                      -30-

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THESE STATEMENTS OR MAKE ANY FURTHER STATEMENTS ON ANY OF THESE ISSUES, EXCEPT AS REQUIRED BY APPLICABLE LAW. BECAUSE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM EXPECTATIONS, THE COMPANY CAUTIONS READERS NOT TO PLACE UNDUE RELIANCE ON THESE STATEMENTS. A NUMBER OF FACTORS COULD CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS, OR FROM RESULTS OR OUTCOMES CURRENTLY EXPECTED OR SOUGHT BY THE COMPANY. THESE FACTORS INCLUDE THE ONGOING RESTRUCTURING OF THE ELECTRIC INDUSTRY; INCLUDING THE INTRODUCTION OF RETAIL ELECTRIC COMPETITION IN ARIZONA AND DECISIONS IMPACTING WHOLESALE COMPETITION; THE OUTCOME OF REGULATORY AND LEGISLATIVE PROCEEDINGS RELATING TO THE RESTRUCTURING; STATE AND FEDERAL REGULATORY AND LEGISLATIVE DECISIONS AND ACTIONS, INCLUDING PRICE CAPS AND OTHER MARKET CONSTRAINTS IMPOSED BY THE FERC; REGIONAL ECONOMIC AND MARKET CONDITIONS, INCLUDING THE CALIFORNIA ENERGY SITUATION AND COMPLETION OF GENERATION AND TRANSMISSION CONSTRUCTION IN THE REGION, WHICH COULD AFFECT CUSTOMER GROWTH AND THE COST OF POWER SUPPLIES; THE COST OF DEBT AND EQUITY CAPITAL AND ACCESS TO CAPITAL MARKETS; ENERGY USAGE; WEATHER VARIATIONS AFFECTING LOCAL AND REGIONAL CUSTOMER ENERGY USAGE; CONSERVATION PROGRAMS; POWER PLANT PERFORMANCE; THE SUCCESSFUL COMPLETION OF OUR GENERATION CONSTRUCTION PROGRAM; REGULATORY ISSUES ASSOCIATED WITH GENERATION CONSTRUCTION , SUCH AS PERMITTING AND LICENSING; OUR ABILITY TO COMPETE SUCCESSFULLY OUTSIDE TRADITIONAL REGULATED MARKETS (INCLUDING THE WHOLESALE MARKET);OUR ABILITY TO MANAGE OUR MARKETING AND TRADING ACTIVITIES AND THE USE OF DERIVATIVE CONTRACTS IN OUR BUSINESS; TECHNOLOGICAL DEVELOPMENTS IN THE ELECTRIC INDUSTRY; THE PERFORMANCE OF THE STOCK MARKET, WHICH AFFECTS THE AMOUNT OF OUR REQUIRED CONTRIBUTIONS TO OUR PENSION PLAN AND NUCLEAR DECOMMISSIONING TRUST FUNDS; THE STRENGTH OF THE REAL ESTATE MARKET IN SUNCOR'S MARKET AREAS, WHICH INCLUDE ARIZONA, NEW MEXICO AND UTAH; AND OTHER UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND OUR CONTROL.